Exhibit 20

                              OFFICER'S CERTIFICATE
                        ANNUAL STATEMENT AS TO COMPLIANCE

     I, Arthur Q. Lyon, Chief Financial Officer of The Money Store Inc., a New Jersey Corporation (the "Company"), do hereby certify that:

     As servicer under the Pooling and Servicing Agreement dated as of August 31, 1998 (the "Agreement") with respect to The Money Store Home Improvement Loan Backed Certificates, Series 1998-I; (i) the Company has generally complied with the provisions of Article V and VII, (ii) a review of the activities of the Company and the Claims Administrator during the preceding calendar year and of performance under the Agreement has been made under my supervision, and (iii) to the best of my knowledge, based on such review, the Company has fulfilled, in all material respects, its obligations under the Agreement throughout such year. The Company shall continue to audit and monitor its servicing procedures and reports and, if any material variations are found, shall amend such reports.


     The Company has provided this Officer's Certificate to those parties listed in Section 7.04 of the Agreements.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of April 16, 2001.

                                        /s/ Arthur Q. Lyon
                                        ---------------------------
                                        Arthur Q. Lyon
                                        Chief Financial Officer

                             MANAGEMENT'S ASSERTION

As of and for the year ended December 31, 2000, The Money Store Inc. (the Company) has complied in all material respects with the minimum servicing standards relating to its servicing of home equity and home improvement loans, set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS.

As of and for the year ended December 31, 2000, the Company had in effect fidelity bond and errors and omissions policies in the amounts of $206 million and $20 million, respectively.



  /s/ Arthur Q. Lyon                                           March 1, 2001
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     Arthur Q. Lyon                                                Date
  Chief Financial Officer
     The Money Store Inc.


 /s/ Russell B. Pleasants                                       March 1, 2001
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    Russell B. Pleasants                                            Date
 Senior Vice President/Manager
     The Money Store Inc.

                         INDEPENDENT ACCOUNTANTS' REPORT





The Board of
Directors
The Money Store Inc.


We have examined management's assertion included in the accompanying management assertion, that The Money Store Inc. (a wholly-owned subsidiary of First Union National Bank) (the Company) complied with the minimum servicing standards relating to its servicing of home equity and home improvement loans, set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP), as of and for the year ended December 31, 2000. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on the Company's compliance based on our examination.


Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.


In our opinion, management's assertion that the Company complied in all material respects with the aforementioned minimum servicing standards relating to its servicing of home equity and home improvement loans as of and for the year ended December 31, 2000 is fairly stated, in all material respects.


/s/ KPMG


March 1, 2001